ATNA RESOURCES LTD. 1550 - 409 Granville Street Vancouver, B.C. V6C 1T2	GREAT BASIN GOLD LTD. 1020 - 800 West Pender Street Vancouver, B.C. V6C 2V6

JOINT NEWS RELEASE

Great Basin Options Atna’s Golden Cloud Property on the Carlin Trend

Vancouver, B.C. (August 26, 2003) Atna Resources Ltd. (TSX:ATN) and Great Basin Gold Ltd. (AMEX:GBN; TSX-Venture: GBG) are pleased to announce that Great Basin has entered into an option agreement to acquire an interest in Atna’s Golden Cloud project, located in Elko County, Nevada.

The Golden Cloud Property lies on the eastern margin of the Northern Nevada Rift system at its intersection with the Carlin Trend. The property is contiguous with i) the southern boundary of the Ivanhoe claim block, about 3 kilometres south of the Hollister Development Block where the high-grade gold-silver Clementine-Gwenivere vein systems are currently being developed by Great Basin and Hecla Mining Company; and ii) the eastern boundary of the Silver Cloud prospect that is being actively explored by Placer Dome and Teck Cominco. The main Carlin operations of Barrick and Newmont are located 10 kilometers to the southeast.

The principal target at Golden Cloud is a ‘bonanza style’ epithermal vein gold deposit. Outcrops of silica sinter and silica replacement bodies with widespread cinnabar mineralization are developed on the property, and occur within Tertiary 14 - 15 million year old volcanic flows and tuffs. Historically, some of the sinters associated with gold deposits in the vicinity of Golden Cloud were mined for their mercury content. Golden Cloud, however, is a new discovery, untouched by previous mining. Gravity anomalies, magnetic anomalies, and mineralized fractures and sinter trends on the property suggest northwest and north-northwest trending structures, similar to ore-hosting structures at Placer Dome’s nearby Silver Cloud deposit and Newmont’s Ken Snyder mine. The gravity survey results also indicate a potential high in the basement rocks underlying Golden Cloud’s silica cap.

Most of the high-grade vein mineralization on the adjacent Ivanhoe property occurs within the basement Valmy Formation rocks beneath the Tertiary volcanic section. Gold becomes increasingly anomalous to the north on Golden Cloud, near a northwest striking structure that appears to bound the silica cap’s northern flank.

Geological, geophysical and geochemical surveys by Atna have identified a second target area on the northern part of the property: an extensive, structurally-controlled zone of sinter and silicified volcanic rocks that strikes northward toward the area of the past producing Hollister pit and its feeder vein sets (Clementine & Gwenivere) on the Ivanhoe property. The qualified person for Atna’s work on the property work is R. McLeod, P. Geo.

Great Basin Gold can earn a 70% interest in the property by spending $2,500,000 on exploration and development, including a minimum of 30,000 feet of drilling, making cash payments to Atna, and by assuming underlying option and property maintenance payments. Upon fulfilling the earn-in requirements, the companies would form a 70:30 joint venture for further exploration and development of the property.

Atna and Great Basin look forward to further exploration of the Golden Cloud property. A fall/winter exploration program is being planned. Great Basin Gold will manage the project with support from Atna personnel.

 For further information contact:
ATNA RESOURCES LTD. Michael Williams, Vice President Tel. (604) 684-2285 Fax. (604) 684-8887 E-mail: atna@atna.com http://www.atna.com	Great Basin Gold Ltd. Ronald Thiessen, President & CEO Tel: (604) 684-6365 Toll Free: 1-800-667-2114 North America http://www.hdgold.com

No regulatory authority has approved or disapproved the information contained in this news release.

This release includes certain statements that may be deemed “forward-looking statements”. All statements in this release, other than statements of historical facts, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Great Basin expects are forward-looking statements. Although the Great Basin believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. For more information on the Great Basin, Investors should review the Great Basin’s annual Form 20-F filing with the United States Securities Commission.